Exhibit 10.1

AMENDMENT NO. 1

to

PERFORMANCE SHARE AWARD
UNDER THE
2008 OMNIBUS STOCK AND INCENTIVE PLAN
for
THOMAS GROUP, INC.

THIS AMENDMENT NO. 1 TO PERFORMANCE SHARE AWARD, dated as of April 30, 2008 (this “Amendment”), is entered into by and between Thomas Group, Inc., a Delaware corporation (the “Company”), and Michael E. McGrath (the “Holder”).

WITNESSETH

WHEREAS, effective as of March 1, 2008, a Performance Share Award (“Award”) for up to 350,000 shares of common stock, par value $.01 per share, of the Company was granted by the Company to the Holder, subject to the terms and provisions of the 2008 Omnibus Stock and Incentive Plan For Thomas Group, Inc. (the “Plan”);

WHEREAS, Section 14(e) of the Plan provides that the Compensation and Corporate Governance Committee of the Board of Directors of the Company (the “Committee”) has the authority to amend the tems and conditions of any Award granted under the Plan;

WHEREAS, Section 14 of the Award provides that the Award may be amended only by a written document signed by the Company and the Holder;

WHEREAS, the Committee has authorized the amendment of certain terms of the Award pertaining to “catch-up” vesting in Year 2010 and the Company and the Holder desire to enter into this Amendment to effect such amendment; and

WHEREAS, capitalized terms used herein without definition shall have the respective meanings specified in the Plan;

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties agree as follows:

1.                                      Amendment of Section 3 of the Award.  The third sentence of Section 3 of the Award is hereby amended to read in its entirety as follows:

If in Year 2010 the Company’s Annual Profit both (i) meets or exceeds the Performance Target for Year 2010 and (ii) is at least $6 million, then in addition to the delivery of the 121,334 share increment for such Year, the Holder will be entitled to receive an additional number of Performance Shares that would result in the Holder having received a total of 350,000 Performance Shares hereunder.

2.                                      No Other Amendments; Continued Effectiveness.  Except as expressly provided in Section 1 of this Amendment, the terms of the Award remain in full force and effect without any change or amendment hereby.

3.                                      Governing Law.  TO THE MAXIMUM EXTENT PERMITTED UNDER APPLICABLE LAW, THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

4.                                      Binding Effect.  This Amendment shall inure to the benefit of and be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

5.                                      Severability.  If any provision of this Amendment is declared or found to be illegal, unenforceable or void, in whole or in part, the remainder of this Amendment will not be affected by such declaration or finding and each such provision not so affected will be enforced to the fullest extent permitted by law.

6.                                      Counterparts.  This Amendment may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

THOMAS GROUP, INC.

By:	/s/ Edward P. Evans
Edward P. Evans,
Director and Chairman of the Compensation and Corporate Governance Committee

HOLDER

/S/ Michael E. McGrath
Michael E. McGrath